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                                                                      Exhibit 18
                            [NEWSPAPER ADVERTISEMENT]

         [THE FOLLOWING IS A TRANSLATION OF AN AD APPEARING IN SPANISH]


Thank you, California, for your warm support of Washington Mutual and Great Western.


[Graphic: Excerpts from letters.]

"I further move that the City Clerk be instructed to notify the Office of Thrift Supervision of the City of Los Angeles opposition to the hostile takeover by H.
F. Ahmanson due to significant financial impact on the City of Los Angeles and the expected loss of over 3,000 jobs."
                                           Hal Bernson-Councilman, 12th District
                      Los Angeles City Council Motion passed unanimously, 4/2/97

"Like all good legacies, the proposed [Great Western/Washington Mutual] merger has garnered our support because it will enable the good works of both institutions to continue in underserved communities."
                                                                       Lori Gay-
                              Los Angeles Neighborhood Housing Services, 4/17/97

"We prefer that mergers be non-hostile and interested not only in shareholder values but also in stakeholder values...We perceive the Washington Mutual/Great Western merger as a promise to continue and grow the stake."
                                                              Steven D. Johnson-
                               First African Methodist Episcopal Church, 4/18/97

"...we are writing to state our full support of the proposed merger between Great Western Bank and Washington Mutual."
                                                                John W. Johnson-
                                           San Diego Urban League, Inc., 4/17/97

"I am writing on behalf of Consumer Action (CA), a non-profit consumer education and advocacy organization with offices in San Francisco and Los Angeles, to oppose the proposed hostile takeover of Great Western by H.F. Ahmanson."

                                                                 Ken McEldowney-
                                                         Consumer Action, 4/4/97

"I am writing to you to urge the approval of Washington Mutual's merger with Great Western Bank. I believe that this merger is one that will greatly benefit not only the two entities in question, but the public as well."
                                                                Dolores Sanchez-
                                       Eastern Group Publications, Inc., 4/17/97

"The purpose of this letter is to support the merger of Great Western Bank and Washington Mutual...[Great Western/Washington Mutual] we applaud and appreciate their mutual commitment to America's lower income communities."
                                                               Dean L. Rohrbach-
                                 San Diego Neighborhood Housing Service, 4/21/97



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These are just a few of the many letters we have received supporting Washington
Mutual and Great Western.

The community has spoken.

WASHINGTON MUTUAL/GREAT WESTERN FINANCIAL: BUILDING A PARTNERSHIP
WITH THE COMMUNITY

[Washington Mutual logo]                                    [Great Western logo]

May 22, 1997